Exhibit 10.22

SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between PCG Advisory, Inc., (the "Consultant") and Rokk3r Inc., located at 2121 NW 2nd Avenue, #203, Miami, FL 33127 (the "Client") on February 5, 2019.

W I T N E S S E T H:

WHEREAS, the Consultant, a Delaware LLC, located at 150 East 58th Street, 20th Floor, New York, NY 10155, operates a strategic advisory, investor relations & public relations firm with a publishing website located at www.PCGAdvisory.com (the "Website"); and

WHEREAS, the Client is a publicly-traded company, with shares quoted on the OTC Pink Sheets exchange, under the symbol ROKK; and

WHEREAS, the Client desires to utilize the services of the Consultant in connection with its business operations;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

1.
CONSULTANT DUTIES. The Consultant shall provide to the Client certain services (the “Services”) in the areas of investor relations and strategic communications as specified in the Proposal in Appendix A. In performance of these duties, the Consultant shall provide the Client with the benefits of its best judgment and efforts. It is understood and acknowledged by the Parties that the value of the Consultant's advice is not measurable in any quantitative manner.

2.
TERM. Effective as of the date hereof the Client hereby engages the Consultant to provide to it the Services for a period of six (6) months commencing on February 5, 2019 (the Effective Date) and terminating as of the close of business on August 5, 2019 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew on a month to month basis.

3.	FEES. As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Initial Term, the Client shall pay the following Fees (the “Fees”):

a.	Client shall pay to the Consultant cash compensation (the “Cash Fee”) of seven thousand five hundred dollars (7,500.00) per month, due upon invoice, with the first payment due upon signing.

b.	Client shall also pay to the Consultant stock compensation (the “Stock Fee”) of 50,000 shares of common stock, restricted under Rule 144, due and earned upon signing

c.	Cash Fee payments can be made either by check or wire, as per below:

PCG Advisory, Inc.
JPMorgan Chase NY, NY
ABA # 021000021
A/C # 358870308

d.
The Shares constitute a commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its resources to Company’s account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date.

e.	Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

f.
Company agrees to timely take all action(s) necessary to clear the Shares of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense,  (iii) delivering any additional documentation that may be required by Consultant, its broker or the transfer agent in connection with the legend removal request, including Rule 144 company representation letters, resolutions of the Board of Directors evidencing proper issuance of the Shares, etc., and (iv) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Shares of restriction as soon as possible.

4.	CLIENT DUTIES. The Client agrees to the following:

a.	The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and

b.	The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

c.	The Client consents to PCG issuing a press release announcing its engagement of PCG for advisory services, and to placing the Client’s name and logo on the PCG website and in PCG’s marketing materials for the purpose of introducing the Client to PCG’s network, clients and contacts. The Client will list PCG Advisory Group as advisor on its website and marketing materials and will display a link to the PCG website on its online marketing media, subject to PCG’s right to request its removal from the Client’s site and marketing media.

5.
CONFIDENTIALITY. Each party agrees to hold private and confidential all confidential information of the other party and neither party, without the prior written consent of the other, shall divulge, disseminate, communicate or otherwise disclose any confidential or proprietary information of the other party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain.  For the avoidance of doubt, the parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith.

6.
INDEMNIFICATION. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorney’s fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party's rights or the performance or observance of the indemnifying party's obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

7.
CLIENT REPRESENTATIONS & WARRANTIES. The Client hereby represents and warrants to the Consultant that his Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

8.
RELATIONSHIP AMONG THE PARTIES. Nothing contained in this Agreement shall be construed to (i) constitute the Parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Client; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Client in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind.  The Client and the Consultant agree that the relationship among the Parties shall be that of independent contractor.

9.
ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.  Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties.  Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party.

10.
NON-SOLICITATION. During the Term of this Agreement and for twenty-four (24) months after any termination of this Agreement, Client will not, without prior written consent of Consultant, either directly or indirectly, on Client’s behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by Consultant currently or during the previous twelve (12) months, any third party or consultant engaged by Consultant, or any customer of Consultant.

11.
JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. The parties agree that any dispute arising out of or in relation to this contract shall be resolved by arbitration and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be carried out using one of the following arbitration services: "JAMS, AAA, or NAM", using one arbitrator. The party demanding arbitration shall have the choice of one of the three arbitration services named herein.  The Consultant shall be entitled to attorneys’ fees and costs of bringing any action for unpaid fees or consideration

12.
SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

13.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.
NOTICES, PAYMENTS. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

15.
FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.	ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the Parties.

17.
COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  In the event that the document is signed by one party and faxed (or e-mailed) to another the Parties agree that a faxed (or e-mailed) signature shall be binding upon the Parties to this Agreement as though the signature was an original.

IN WITNESS, WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

PCG Advisory, Inc.

By: /s/ Jeffrey S. Ramson
Name: Jeffrey S. Ramson
Title: Chief Executive Officer

Rokk3r Inc.

By: /s/ Carlos G. Escobar
Name: Carlos G Escobar
Title: Chief Operating Officer

Appendix A Proposal

INVESTOR RELATIONS, STRATEGIC COMMUNICATIONS
& SOCIAL MEDIA PROPOSAL FOR:

ROKK3R INC.

JANUARY 2019

PCG Advisory Group (PCG) has prepared an integrated and results driven investor relations, strategic communications and digital/social media program for Rokk3r Inc. (the Company or Rokk3r).  Our plan details the key areas in which we believe PCG can be of assistance, including how PCG can help drive value for Rokk3r. With a core focus on maximizing investor education and awareness, we advise utilizing our highly focused strategy to target small and micro-cap investors through direct outreach and news/event marketing. We also recommend a thoughtful and professional engagement strategy to optimize your very important online presence, leveraged through PCG’s unique and proprietary approach to building a highly targeted and relevant on-line audience.

GOALS

Our primary goal is to increase awareness of Rokk3r within the following investor and stakeholder communities, with a focus on those with an ongoing interest in global entrepreneurship, and the crowdbuilding and blockchain industries:

●	Small and micro-cap funds/institutions
●	Retail financial advisors/wealth managers
●	Individual high net worth investors
●	Online self-directed investors
●	Family offices
●	Sell-side analysts

In addition, our investor relations program will focus on the following objectives:

●	Ensure a persuasive investment case for Rokk3r is properly portrayed in investor marketing materials for the investment community
●	Educate prospective investors about Rokk3r’s business model, fundamentals and outlook for growth
●	Build confidence in management’s execution capabilities
●	Ensure Rokk3r’s IR infrastructure is accessible and responsive to the investment community

OUR APPROACH

At PCG, we strive to customize our services to meet the needs and goals of our clients.  This starts with deep knowledge of our clients’ business combined with thoughtful and collaborative planning.  We have built our business so that each of our key areas of service can stand alone or be integrated in a holistic manner.  We evaluate the use and success of these tools dynamically so we can quickly switch tactics as circumstances change and your story evolves.

These key strategic service offerings are as follows:

I.	Strategic Advisory & Communications
II.	Investor Marketing
Ill.	Social Media Strategies & Digital Asset Management

I. STRATEGIC ADVISORY & COMMUNICATIONS

PCG’s program activities will be driven from NYC with 24/7 access to the full PCG team directed by your assigned account manager. The senior PCG team is comprised of individuals that each have 15-25 years of deep experience in relevant areas such as Investor Relations, Capital Markets Advisory, Investment Banking, Institutional Sales, Research Analysis, Portfolio Management, Brokerage, Wealth Management, Trading, PR/Media, Digital/Social Media and or Senior Level Advisory.

The following initiatives underpin all the activities that we propose to undertake for Rokk3r. These initiatives, and the new or enhanced marketing materials that result, are required to prepare management to meet the investment community as it seeks full and fair market valuation:

●	Conduct comprehensive due diligence review
●	Create customized go-to-market strategy and timeline
●	Provide counsel on corporate messaging, presentation, communications, best practices and compliance
●	Continuously refine key investment messages based investor feedback, incorporated into all marketing documents
●	Develop press release calendar, draft/edit and determine timing and content of key news releases while strategically positioning announcements with key stakeholders
●	Quarterly/Milestone preparation including drafting releases, scripts and rehearsing for conference calls/Q&A
●	Manage analyst and investor expectations through ongoing communication
●	Suggest/secure participation in key financial conferences
●	Provide/update specific peer/comp sell/buy-side targeting matrix
●	Act as the Company’s ‘eyes and ears’ on the Street providing timely market intelligence
●	Ongoing strategic counsel on all communications issues including M&A, crisis management and likely investor reactions to corporate initiatives
●	Update and manage investor relations section of corporate website

II. INVESTOR MARKETING

PCG has reach to nearly 750,000 investment community members throughout the United States. A critical component of our strategy is to reach as many of these influencers as possible. PCG will identify appropriate investors, analysts and financial advisors to lay the groundwork for a highly focused investor targeting and marketing program to maximize results. A deep peer review will also contribute to the groundwork required for PCG’s highly targeted approach.

Non-Deal Roadshows

As personal interaction with management is one of the most effective ways to reach these influencers, a consistent and persistent investor roadshow schedule is of paramount importance. PCG will aim to introduce Rokk3r to all relevant retail brokerage and research firms and small and micro-cap funds to ensure that these individuals are aware of the company’s key investment highlights and notified of company news announcements, upcoming milestones, conference calls, etc. We recommend an institutional and retail investor multi-city roadshow strategy that includes visiting one or two investment centers each month and re-approaching certain key cities/states throughout the year. All feedback and relevant contact information/lists will be provided in a regular and timely fashion.

The key markets include:

●	New York City, Boston, San Francisco, Los Angeles, South Florida, Dallas and Chicago.

Second tier markets for rounding out your shareholder base include:

●	New Jersey, Long Island, Philadelphia, Connecticut, Minneapolis, Atlanta, Houston, Denver, and St. Louis.

Buy-Side: Institutional & Private Investor Outreach

As we strive to build awareness, increase visibility and drive interest, PCG will be in contact with thousands of institutional investors, family offices, retail/financial advisors and wealth managers, high-net-worth individuals and private investors. Our plan is to share the Rokk3r opportunity with the objectives of:

o	Raising awareness in the investment community
o	Creating direct relationships between management and investors
o	Maximizing relationships with decision-makers and scalable influencers

Sell-Side: Broker/Analyst Outreach

PCG will be in contact with all relevant and appropriate brokerage firms and associated analysts on a continual basis. Our plan is to share the Rokk3r opportunity with the objectives of:

o	Leveraging high quality retail sales groups across the country
o	Raising awareness with sector specific sell-side analysts and institutional sales forces
o	Laying the groundwork for potential mentions in sector ‘round-up’ coverage
o	Reducing the lead-time for future research coverage
o	Securing invitations to quality and appropriate investor conferences, including marketing to investors to attend Rokk3r’s presentations and 1x1’s

Conferences

An efficient use of management time, and an activity that supports other IR activities, are investor conferences. A conference calendar will be provided to you and appropriate recommendations will be discussed.

Tactical Investor Marketing / Database Building

PCG Advisory Group uniquely provides timely content directly communicated to our broad investment community network. This direct outreach distinguishes PCG and builds awareness, increases visibility, drives interest, and facilitates investment decisions. By acting as a lead generator, filtering interest from a broad investor base, PCG delivers value by successfully reaching and influencing capital market participants, thereby assisting in management’s efforts to better realize company valuations and maximize shareholder returns.

The PCG outreach team customizes an email marketing strategy for each of our clients, including company updates, upcoming events and investment highlights, which are then distributed to active investors in the small and micro-cap community. When appropriate, this is followed up with a telephone conversation to develop further interest. A key goal is to arrange direct conference calls and drive relevant investors to an upcoming webinar or event with management, especially in between non-deal roadshows.

The team provides continuous service to interested investors, providing timely company and industry updates to facilitate informed investment decisions. Outreach is done via direct phone calls, email, and information exchanges. A monthly report, detailing investor feedback and team outreach activities, is delivered to management. Most importantly, the growing database of interested investors is sent to management regularly – a key deliverable.

Ill. SOCIAL MEDIA STRATEGIES & DIGITAL ASSET MANAGEMENT

Below is a detailed overview of recommended digital media activities that we believe are essential to all stakeholder and online audience development strategies.

Our recommendations are based on a digital audit that we performed on all existing social media accounts.

1. Website Review

●	Review Company website and IR section to ensure SEC Compliance
●	Suggest changes and edits to optimize content
●	Full website design and maintenance *(upon request)
●	SEO – analysis and optimization *(upon request)

2. Social Media Profiles

We suggest adding more relevant content, such as Industry News, to the existing profiles on all social media channels, in order to achieve higher engagement and give visitors interesting information and a reason to revisit these profiles.

3. Investor Audience Development

Twitter is a media that we use to connect our clients to potential investors, finance and capital markets professionals and influencers or decision-makers. It is great for companies that want to build awareness among these audiences.

●
On Twitter: Develop a growth strategy for Twitter followers. This involves identifying active Twitter accounts that are interested in topics relevant to the client's business and targeting them through our proprietary audience development program

●	We target these audiences and invite them to follow the client using a group development strategy
●	We set up an automated Twitter direct message designed to drive traffic to the company’s website or preferred content.
●	We build lists of potential investors / stakeholders using keywords, hashtags and cashtags
●	In addition, we promote client’s profile or hold post promotions campaigns (if there are company news)
●	We post daily relevant content that can be pre-approved by the client, or curated by us using specific keywords and guidelines

4. Content Curation & Distribution

●	Every press release is sent out through PCG’s platform
●	Every press release is sent out through PCG’s and Rokk3r’s social media networks
●	Select pieces of content are sent through PCG's email database and client's email database
●	Content is curated weekly and send to client for approval – 4-6 industry articles weekly
●	Content is posted daily to social media – Twitter and LinkedIn

5. Monitoring & Feedback

●	Regularly Scheduled Conference Calls - to receive updates on the client’s business pipeline and review and optimize our campaign efforts
●	Monthly Summary Report – a comprehensive report of analytics detailing tangible progress in audience development and social engagement
●	Snapshot of the Company’s digital presence and growth

PCG TEAM

PCG’s program activities will be driven from NYC with 24/7 access to the full team directed by your assigned account manager. The senior PCG team is comprised of the following professionals:

●	Jeff Ramson Founder & Chief Executive Officer
●	Kirin Smith Chief Operating Officer
●	Chuck Harbey Managing Director – Capital Markets Advisory
●	Adam Holdsworth Managing Director – Investor Relations
●	Vivian Cervantes Managing Director – Investor Relations
●	Stephanie Prince Managing Director – Investor Relations
●	Silvana Da Luca Chief Operating Officer -Blockchain Initiatives

These unique individuals each bring 15-25 years of deep experience with backgrounds in Investor Relations, Capital Markets Advisory, Investment Banking, Institutional Sales, Research Analysis, Portfolio Management, Brokerage, Wealth Management, Trading, PR/Media, Digital/Social Media and or Senior Level Advisory.

PROPOSED SCOPE OF WORK & FEES

We are flexible throughout a client relationship and can tailor a program to meet your needs. The activities cited above represent a full scope of initiatives to ensure that Rokk3r meets “best practices” investor communications. The initial program may be altered following further discussions, as we mix and match program elements to best align with the timing of IR or corporate activities. Ultimately the program will depend on the desired level of activity Rokk3r wishes to pursue.

Based on our conversations, I think the best course of action initially would be for us to focus on the following:

PROPOSED SERVICES

I.	Strategic Advisory & Communications
II.	Investor Marketing
Ill.	Social Media Strategies & Digital Asset Management

PROPOSED TERM Six (6) months

PROPOSED FEES $7,500 per month, plus 50,000 common shares, restricted under Rule 144

We look forward to discussing this program with you and are delighted to be part of your advisory team.

Any questions or thoughts please contact:

Jeff Ramson, Founder & CEO
PCG Advisory Group
535 Fifth Avenue, 24th Floor
New York, NY 10017
646-863-6893
jramson@pcgadvisory.com